Exhibit 10.2
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
ARC DOCUMENT SOLUTIONS, INC. (“ARC”) and JORGE AVALOS (“Executive”) agree to enter into this AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of February 1, 2015 as follows:
RECITALS
WHEREAS, ARC and Executive entered into an Employment Agreement dated May 1, 2014, under which Executive was employed as Chief Accounting Officer/Vice President Finance of ARC.
WHEREAS, the parties now wish to amend and restate the Agreement as of February 1, 2015.

1.	EMPLOYMENT.
ARC hereby agrees to employ Executive, and Executive hereby agrees to be employed by ARC, upon the terms and subject to the conditions set forth in this Agreement.

2.	TERM.
The period of Executive’s employment under this Agreement shall begin as of February 1, 2015 and shall continue until terminated in accordance with Section 7 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date his employment is terminated.

3.	POSITION, DUTIES AND RESPONSIBILITIES.

(a)	During the Employment Term, Executive shall have the position, duties and responsibilities set forth in Appendix A to this Agreement.

(b)
Executive agrees to faithfully serve ARC, devote his full working time, attention and energies to the business of ARC, its subsidiaries and affiliates, and perform the duties under this Agreement to the best of his abilities. Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration. This obligation shall not preclude Executive from: (i) serving in any volunteer capacity with any professional, community, industry, civic, educational or charitable organization; (ii) serving as a member of corporate boards of directors, provided that the Chief Executive Officer (“CEO”) of ARC has given written consent, and these activities or services do not materially interfere or conflict with Executive’s responsibilities or ability to perform his duties under this Agreement; or (iii) engaging in personal investment activities for himself and his family which do not interfere with the performance of his duties and obligations hereunder.

(c)
Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with ARC’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of ARC except as otherwise specifically provided herein.

4.	COMPENSATION AND BENEFITS.
During the Employment Term, Executive shall receive the compensation and benefits set forth in Appendix B to this Agreement.

5.	RESTRICTIVE COVENANTS.

(a)
Non-Competition; Non-Solicitation. The parties hereto recognize that Executive’s services are unique and the restrictive covenants set forth in this Section 5 are essential to protect the business (including trade secret and other confidential information disclosed by ARC to, learned by, or developed by, Executive during the course of employment by ARC) and the goodwill of ARC. For purposes of this Section 5, all references to “ARC” shall include ARC’s predecessors, subsidiaries and affiliates. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, during the term of this Agreement Executive shall not:

(i)
Engage in any business similar or related to or competitive with the business conducted by ARC described from time to time in ARC’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Core Business of ARC”);

(ii)
Render advice or services to, or otherwise assist, any other person, association, corporation, or other entity that is engaged, directly or indirectly, in any business similar or related to, or competitive with, the Core Business of ARC;

(iii)	Transact any business in any manner with or pertaining to suppliers or customers of ARC which, in any manner, would have, or is likely to have, an adverse effect upon the Core Business of ARC; or

(iv)	Induce any employee of ARC to terminate his or her employment with ARC, or hire or assist in the hiring of any such employee by any person or entity not affiliated with ARC.
For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with ARC.

6.	CONFIDENTIALITY
Executive acknowledges that it is the policy of ARC to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by ARC relating to the business, operations, employees and customers of ARC , which information gives ARC a competitive advantage in the industry, and which information includes technical knowledge, know-how or trade secrets and information concerning operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, and other confidential information and materials (the “Confidential Information”).

(a)
Non-Disclosure. Executive recognizes that the services to be performed by Executive are special and unique, and that by reason of his duties he will be given, acquire or learn Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of ARC. Executive shall not, either during or after his employment by ARC, disclose the Confidential Information to anyone outside ARC or use the Confidential Information for any purpose whatsoever, other than for the performance of his duties hereunder, except as authorized by ARC in connection with performance of such duties.

(b)
Return of Confidential Information. Executive shall deliver promptly upon termination of employment with ARC, or at any time requested by ARC, all memos, notes, records, reports, manuals, drawings, and any other documents, whether in electronic form or otherwise, containing any Confidential Information, including without limitation all copies of such materials in any format which Executive may then possess or have under his control.

(c)
Ownership of Inventions; Assignment of Rights. Executive agrees that all information, inventions, intellectual property, trade secrets, copyrights, trademarks, content, know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by ARC (the “Work Product”) are the property of ARC and shall not be used by him in any way adverse to the interests of ARC. Executive assigns to ARC any and all rights of every nature which Executive may have in any such Work Product; provided, however, that such assignment does not apply to any right which qualifies fully under California Labor Code Section 2870. This section shall survive any termination of this Agreement and the employment relationship between Executive and ARC. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors. Likewise, Executive shall not disclose to ARC, use in ARC’s business, or cause ARC to use, any information or material that is a trade secret of others.

(d)	Predecessors, Subsidiaries and Affiliates. For purposes of this Section, references to ARC include its predecessors, subsidiaries and affiliates.

7.	TERMINATION OF EMPLOYMENT.
Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 7. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 8 below, and if applicable, Section 9 below.

(a)	Death. Upon Executive’s death.

(b)
Disability. Upon Executive becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Executive’s incapacity due to physical or mental illness or cause, which, in the written opinion of Executive’s regular licensed physician, results in the Executive being unable to perform his duties on a full-time basis for six (6) months during a period of twelve (12) months.

(c)
Termination by ARC for Cause. Upon written notice to Executive, ARC may terminate this Agreement for “Cause,” which, for purposes of this Agreement, shall mean termination by ARC in its reasonable discretion because of Executive’s:

(i)
willful refusal without proper cause to perform (other than by reason of physical or mental disability or death) the duties set forth in this Agreement or delegated from time to time in writing by the Board of Directors or ARC’s CEO, which remains uncorrected for thirty (30) days following written notice to Executive by ARC’s CEO; or

(ii)
gross negligence, self-dealing or willful misconduct of Executive in connection with the performance of his duties hereunder, including, without limitation, misappropriation of funds or property of ARC or its subsidiaries or affiliates, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of ARC or its subsidiaries or affiliates, or any willful act or gross negligence having the effect of injuring the reputation, business or business relationships of ARC or its subsidiaries or affiliates; or

(iii)	fraud, dishonesty or misappropriation of ARC business and assets that harms the business of ARC or its subsidiaries or affiliates; or

(iv)	habitual insobriety, abuse of alcohol, abuse of prescription drugs, or use of illegal drugs; or

(v)	engaging in any criminal activity involving moral turpitude; or

(vi)	indictment or being held for trial in connection with a misdemeanor involving moral turpitude or any felony; or

(vii)
conviction of a felony or entry into a guilty plea that negatively reflects on Executive’s fitness to perform the duties or harms the reputation or business or ARC or its subsidiaries or affiliates; or

(viii)
any material breach of any covenants under this Agreement or other material policy of ARC, other than under clauses (i) through (vii) of this Section 7(c), which remains uncorrected for thirty (30) days following written notice to Executive by ARC’s CEO.

(d)	Termination by ARC without Cause. Upon written notice to Executive, ARC may terminate this Agreement at any time without any Cause or reason whatsoever.

(e)
Termination by Executive with Good Reason. Upon written notice to ARC of any of the following “Good Reasons,” and the failure of ARC to correct the reduction, change or breach within thirty (30) days after receipt of such notice, Executive may terminate this Agreement after the occurrence of:

(i)	a material change by ARC in the nature of Executive’s title, duties, authorities and responsibilities set forth in this Agreement without Executive’s express written consent; or

(ii)	a reduction in the nature of Executive’s compensation as established under this Agreement, without Executive’s express written consent; or

(iii)	a change in the officers (other than a change in the persons who occupy such positions) to whom Executive reports without Executive’s express consent; or

(iv)	a material breach by ARC of any material sections of this Agreement, other than as set forth in clauses (i) through (iii) of this Section 7(e); or

(v)
a Change of Control, as defined in Section 7(g), as a result of which Executive is not offered the same or comparable position in the surviving company, or is offered such position but within twelve (12) months after Executive accepts such position, Executive’s employment is terminated either without Cause or for a Good Reason described in subsections (i), (ii), (iii) of this Section 7(e) or in subsection (iv) as to the employment agreement then applicable to Executive.

(f)
Termination by Executive without Good Reason. Upon forty-five (45) days prior written notice to ARC, Executive may terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason.

(g)	Change of Control.

(i)	For purposes of this Agreement, “Change of Control” shall mean:

(A)
ARC merges or consolidates with any other corporation (other than one of ARC’s subsidiaries), as a result of which ARC is not the surviving company, or the shares of ARC voting stock outstanding immediately after such transaction do not constitute, become exchanged for or converted into, more than fifty percent (50%) of the Voting Shares of the merged or consolidated company (as defined below);

(B)	ARC sells or otherwise transfers or disposes of all or substantially all of its assets;

(C)
Any third person or entity shall become the Beneficial Owner, as defined by Rule 13(d)-3 under the Securities Exchange Act of 1934, in one transaction or a series of related transactions within any twelve (12) month period, of at least fifty percent (50%) of the Voting Shares of ARC’s then outstanding voting securities.

(ii)
For purposes of this Agreement, “Voting Shares” shall mean the combined voting securities entitled to vote in the election of directors of a corporation, including ARC, or the merged, consolidated or surviving company, if other than ARC.

8.	COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.
Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)
Earned but Unpaid Compensation. Executive will be entitled to: (i) payment for all Base Salary and unused vacation accrued and prorated, but unpaid, as of the effective date of termination, provided that payment will be made no later than 30 days after the effective date of termination, (ii) payment, when due, of any vested but unpaid Incentive Bonus for the preceding fiscal year, (iii) any unreimbursed business expenses authorized by this Agreement, provided that such reimbursement will be paid to Executive no later than 30 days after the effective date of termination, (iv) continuation of any benefits under Section 4 of Appendix B as required by applicable law (e.g., COBRA), and (v) such rights as then exist with respect to then vested stock options, restricted stock or other rights under similar plans.

(b)
Termination because of Death or Disability of Executive. If Executive’s employment hereunder is terminated under Sections 7(a) or (b) by reason of Executive’s death or by reason of being Permanently Disabled, Executive or his family shall be entitled to continuation of coverage and premium payments by ARC under ARC’s group insurance programs for Executive and his eligible family members under Section 6 for a period of twelve (12) months after the termination of employment.

(c)
Termination by ARC for Cause or by Executive without Good Reason. If Executive’s employment hereunder is terminated by ARC for Cause pursuant to Section 7(c), or by Executive without Good Reason pursuant to Section 7(f), Executive shall not be entitled to any additional payments or benefits hereunder.

(d)	Other Compensation and Benefits. Except as may be provided under Section 9 of this Agreement,

(vi)
any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Appendix B shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(vii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

9.	ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON.

(a)
Requirements for Additional Compensation. In addition to the compensation set forth in Section 8 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below, if the following requirements are met:

(ix)	Executive’s employment is terminated by ARC without Cause pursuant to Section 7(d) above or by Executive for Good Reason pursuant to Section 7(e) above; and

(x)
On or after his date of termination, Executive executes a Release Agreement in the form attached as Appendix C to this Agreement (or such substantially similar form as may be provided by ARC) within the time frame specified by ARC.

(b)	Additional Compensation. ARC shall provide Executive with the following compensation and benefits:

(i)
ARC shall continue to pay Executive his Base Salary at the rate in effect immediately prior to his termination date as if he had continued in employment until the end of the twelve (12)-month period beginning on such termination date (the “Severance Pay Period”);

(ii)	Continuation of coverage and premium payments by ARC under ARC’s group insurance programs for Executive and his eligible family members under Section 4 of Appendix B during the Severance Pay Period;

(iii)	unvested stock options, restricted stock or similar rights granted to Executive shall accelerate and become vested and exercisable immediately as of the effective date of termination.

(c)
Parachute Payments. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended or replaced (the "Code”) and (ii) but for this Section 9(c), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits hereunder shall be either:

(viii)	provided to Executive in full; or

(ix)
provided to Executive only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless ARC and Executive otherwise agree in writing, any determination required under this Section 9(c) shall be made in writing in good faith by ARC’s independent public accountants (the "Accountants"). For purposes of making the calculations required by this Section 11(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. ARC and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9(c). ARC shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9(c).

(d)	Special Section 409A Rules Applying to Payment Severance Compensation.

(i)
This Section shall apply to all or any portion of any payment or benefit a payable under the Agreement as a result of termination of the Executive's employment that is not exempted from Section 409A of the Code ("409A Severance Compensation").

(ii)
Notwithstanding anything in the Agreement to the contrary, the following rules shall apply to any 409A Severance Compensation in order to prevent any accelerated or additional tax under Section 409A of the Code:

(A)
If the termination of the Executive's employment does not qualify as a "separation from service" within the meaning of Treasury Regulation section 1.409A-1(h) from the "Company's Controlled Group", then any 409A Severance Compensation will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Section 409A of the Code. For this purpose, the "Company's Controlled Group" means the Company (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(B)
In any case where the date of Executive’s termination of employment and the date by which Executive is required to deliver a Release Agreement that has become effective fall in two separate taxable years, any payments or benefits required to be made to Executive that are conditioned on the effectiveness of the Release Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year, with any payments or benefits deferred pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the payment dates otherwise specified for them herein.

(C)
If at the time of the Executive's separation from service, Executive is a "specified employee" as defined in Section 409A of the Code, then the Company will defer the commencement of any 409A Severance Compensation (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6)

months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A.

10.	ARBITRATION AND EQUITABLE RELIEF

(a)
Arbitration. In consideration of Executive’s employment with ARC, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation paid to Executive by ARC, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including ARC and any employee, officer, director, shareholder or benefit plan of ARC in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with ARC or the termination of that employment with ARC, including any provision of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in the California Code of Civil Procedure Sections 1280 through 1294.2, including section 1283.05 collectively (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and hereby agrees to waive any right to a trial by jury, include without limitation, any common law claims, statutory claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment And Housing Act, the California Labor Code (except for workers compensation or unemployment insurance claims), or ERISA, claims of harassment, discrimination or wrongful termination and any other statutory claims under state or federal law.

(b)
Procedure. Any arbitration will be administered by JAMS and a neutral arbitrator will be selected in a manner consistent with its rules for the resolution of employment disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. ARC will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules. To the extent that the JAMS rules for the resolution of employment disputes conflict with the Rules, the Rules shall take precedence. The decision of the arbitrator shall be in writing.

(c)
Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between ARC and Executive. Accordingly, except as provided for by the Rules and this Agreement, neither ARC nor Executive will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful ARC policy, and the arbitrator shall not order or require ARC to adopt a policy not otherwise required by law which ARC has not adopted.

(d)	Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, ARC may also petition the court for injunctive relief,

notwithstanding any provision in this Agreement requiring arbitration, where ARC alleges or claims a violation of this Agreement, or any separate agreement between Executive and ARC regarding trade secrets, confidential information or non-solicitation, or California Labor Code §2870. No bond shall be required of ARC. Executive understands and agrees that any breach or threatened breach of this Agreement or of any such separate agreement will cause irreparable injury to ARC or its subsidiaries or affiliates and that money damages will not provide an adequate remedy therefore, and Executive hereby consents to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney fees related thereto.

(e)
Administrative Relief. This Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)
Voluntary Nature of Agreement. Executive acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by ARC or anyone else. Executive further acknowledges and agrees that he has carefully read this Agreement, that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement, and that he fully understands this Agreement, including that he is waiving his right to a jury trial. Finally, Executive acknowledges that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

11.	WITHHOLDING OF TAXES.
ARC shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

12.	COMPLIANCE WITH SECTION 409A.
ARC and Executive agree to modify and administer the Agreement to the extent possible to comply with Section 409A of the Code and to avoid incurring any excise and other additional tax liability that might be imposed on Executive or ARC. To the extent a provision of this Agreement is contrary to or fails to address the minimum requirements of Section 409A of the Code and applicable guidance issued thereunder, ARC may, in its sole discretion, take such steps as it deems reasonable to provide the coverage or benefits provided under the Agreement so as to comply with Section 409A of the Code and the guidance issued thereunder; provided, however, that, any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the sole responsibility of Executive.

13.	NO CLAIM AGAINST ASSETS.
Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of ARC or as imposing any trustee relationship upon ARC in respect of Executive. ARC shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the ARC and its affiliates

14.	GOVERNING LAW.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without regard to California conflict of laws principles.

15.	NOTICES.
Any notices or other communications desired or required under this Agreement shall be in writing, signed by the Party making the same, and shall be deemed delivered when personally delivered or on the second business day after the same is sent by certified or registered mail, postage prepaid, addressed as follows (or to such other address as may be designated by like written notice):
If to Executive:    At the last residential address known by ARC

If to ARC:	ARC Document Solutions, Inc. 1981 North Broadway, Suite 385 Walnut Creek, CA 94596 Attn.: Chief Executive Officer

16.	SEVERABILITY.
In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17.	ASSIGNMENT.
Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided that Executive’s consent under this Agreement shall not be required hereby for any of the transactions involving a Change of Control. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

18.	ENTIRE AGREEMENT; AMENDMENT.
This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement. Any prior employment agreement, bonus agreement or other compensation agreement between Executive and ARC or any predecessor, subsidiary or affiliate of ARC, is hereby amended and superseded as of the Effective Date. This Agreement may not be amended or modified except in writing signed by both parties.

19.	MISCELLANEOUS.

(a)
Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)
Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)
Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first hereinabove set forth.

ARC DOCUMENT SOLUTIONS, INC. By:__________________________ Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer	EXECUTIVE By:_________________________ Jorge Avalos Address: ____________________ __________________________

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
APPENDIX A
POSITION, DUTIES AND RESPONSIBILITIES
During the Employment Term, Executive shall have the following position, duties and responsibilities:

1.	ARC will employ Executive as its Chief Financial Officer (“CFO”).

2.
Executive shall report to ARC’s Chief Executive Officer (“CEO”). Executive's primary responsibilities shall be to keep or cause to be kept the books of account of ARC in a thorough and proper manner and shall render statements of the financial affairs of ARC in such form and as often as required by the Board of Directors or ARC’s CEO. Executive, in his capacity as CFO, subject to the order of the Board of Directors, shall have the custody of all funds and securities of ARC, and shall attest to financial statements, shall be responsible for ARC’s compliance with financial reporting and disclosure laws and rules, and shall perform other duties commonly incident to the office of CFO , and shall also perform such other duties and have such other powers as the Board of Directors or ARC’s CEO shall designate from time to time. Executive shall have the authority generally incident and necessary to perform such duties. Executive will be a member of the executive team.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
APPENDIX B
COMPENSATION AND BENEFITS
During the Employment Term, Executive shall receive the following compensation and benefits:

1.
Base Salary. During the Employment Term, ARC shall pay Executive a base salary at the annual rate of $310,000 per year or such higher rate as may be determined from time to time by ARC in accordance with ARC’s compensation policies and practices (“Base Salary”). Such Base Salary shall be paid in accordance with ARC’s standard payroll practice for senior executives.

2.
Incentive Bonus. During the Employment Term, Executive shall be eligible to receive an annual Incentive Bonus (“Incentive Bonus”) in an amount not exceeding eighty percent (80%) of Executive’s Base Salary per year contingent upon achievement of performance criteria to be established by ARC’s CEO in consultation with Executive and approved by the Compensation Committee of ARC’s Board of Directors. Except as otherwise provided in this Agreement, Executive shall not be entitled to payment of an Incentive Bonus unless he remains continuously employed through the last day of the fiscal year to which such bonus relates. The Incentive Bonus shall be paid in cash no later than March 15th after the close of each fiscal year.

3.	Additional Discretionary Bonuses. ARC may from time to time, in its absolute discretion, establish additional bonus programs for Executive.

4.
Benefit Plans and Fringe Benefits. Executive shall be eligible to participate in or receive benefits under 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by ARC to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. ARC shall pay full cost for coverage of Executive and Executive’s spouse and eligible children under all group insurance (including self-insured) benefit plans.

5.	Vacations. Executive shall be entitled to four (4) weeks paid vacation each calendar year accrued and vested in accordance with ARC’s vacation policy applicable to senior executives.

6.
Expense Reimbursement. ARC shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with ARC’s customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with ARC’s policy.

7.
Stock and Equity Plan Participation. In the sole discretion of the Board of Directors of ARC, Executive shall be eligible to participate in stock option, stock purchase, stock bonus and similar plans of ARC established from time to time by ARC. The restricted shares of ARC common stock granted to Executive prior to the effective date of this Agreement shall continue to vest in equal installments of twenty-five percent (25%) on each of the first four anniversaries of the date of grant, subject to Executive’s continued employment with ARC on each vesting date.

8.
Stock Grant. In connection with his appointment as CFO, Executive shall be granted as of February 1, 2015 a one-time grant of 20,000 restricted shares of ARC common stock, to be approved by the Compensation Committee of ARC’s Board of Directors. The restricted shares of ARC common stock shall vest in equal installments of twenty-five percent (25%) on each of the first four anniversaries of the date of grant, subject to Executive’s continued employment with ARC on each vesting date.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
APPENDIX C
RELEASE AGREEMENT
I understand that my position with ARC Document Solutions, Inc. ("ARC") terminated effective _______________ (the "Separation Date"). ARC has agreed that if I choose to sign this Agreement, ARC will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Amended and Restated Executive Employment Agreement entered into on February 1, 2015 between myself and ARC (the “Severance Benefits”). I understand that I am not entitled to the Severance Benefits unless I sign this Agreement. I understand that in addition to the Severance Benefits, ARC will pay me all of my accrued salary and vacation, to which I am entitled by law.
In consideration for the Severance Benefits I am receiving under this Agreement, I agree not to use or disclose any of ARC's proprietary information without written authorization from ARC, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release ARC and its officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, debts, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits under my employment agreement and any related written documents, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.
In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release, (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by ARC ("Effective Date"); and I will not be paid any of the Severance Benefits until this Agreement has become effective.
This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between ARC and me with regard to the subject matter hereof I am not relying on any promise or representation by ARC that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of ARC. I accept and agree to the terms and conditions stated above:

ARC DOCUMENT SOLUTIONS, INC. By: ________________________________ Title: _______________________________	EXECUTIVE By:__________________________ Jorge Avalos Address: _____________________ ___________________________